Exhibit 99.25(a)(1)

STATE of DELAWARE
CERTIFICATE of TRUST

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

• First: The name of the trust is AAM/Wilshire Infrastructure Fund

• Second: The name and address of the Registered Agent in the State of Delaware is

The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801

• Third: The Statutory Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

• Fourth: (Insert any other information the trustees determine to include therein.)

By:	/s/ Maureen Quill
Name:	Maureen Quill, Trustee

By:	/s/ Ashley T. Rabun
Name:	Ashley T. Rabun, Trustee

By:	/s/ William H. Young
Name:	William H. Young, Trustee

By:	/s/ James Ross
Name:	James Ross, Trustee

By:	/s/ Jill Iacono Mavro
Name:	Jill Iacono Mavro, Trustee

By:	/s/ Rita Dam
Name:	Rita Dam, Trustee